                                                                      WF&G Draft
                                                                         7/19/95


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                          SECURITIES PURCHASE AGREEMENT


                                     between


                          KIEWIT DIVERSIFIED GROUP INC.


                                       and


                        MFS COMMUNICATIONS COMPANY, INC.


                             ______________________

                               As of July 17, 1995
                             ______________________

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- --------------------------------------------------------------------------------

                        MFS COMMUNICATIONS COMPANY, INC.

                          SECURITIES PURCHASE AGREEMENT

                            Dated as of July 17, 1995


Kiewit Diversified Group Inc.
1000 Kiewit Plaza
Omaha, Nebraska  68131

Dear Sirs:

          MFS Communications Company, Inc., a Delaware corporation (the "COMPANY"), hereby agrees with Kiewit Diversified Group Inc., a Delaware corporation (the "PURCHASER") as follows:

SECTION 1. AUTHORIZATION OF PREFERRED STOCK

          Subject to the terms and conditions set forth in this Agreement, the Company will authorize and create a series of its Preferred Stock consisting of 15,000,000 shares, $0.01 par value per share, designated as its "Series B Convertible Preferred Stock" (the "SERIES B PREFERRED STOCK"). The terms, limitations and relative rights and preferences of the Series B Preferred Stock are set forth in the Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series B Convertible Preferred Stock of the Company, a copy of which is attached hereto as Exhibit A (the "CERTIFICATE OF DESIGNATION").

SECTION 2.   PURCHASE AND SALE OF SECURITIES

          2.1.  INITIAL ISSUANCE OF PREFERRED STOCK

          (a) Subject to the terms and conditions set forth in this Agreement and in reliance upon the Purchaser's representations set forth below, on the Closing Date (as defined below) the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, 15,000,000 shares of Series B Preferred Stock (the "SHARES") by surrendering to the Company 2.9 million shares of common stock, par value $.01 per share, of the Company (the "COMMON STOCK") currently owned by the Purchaser (the "KDG SHARES"). Such sale and purchase shall be effected on the Closing Date by the Company executing and delivering to the Purchaser, duly registered in its name, a duly executed stock certificate evidencing the Shares, against delivery by the Purchaser to the Company of certificates representing the KDG Shares, free and clear of any lien, claim, security interest or encumbrance and accompanied by appropriate instruments of transfer.

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          (b)  On the calendar day following the acquisition of the Shares pursuant to Section 2(a), the Purchaser shall distribute to its sole stockholder, Peter Kiewit Sons', Inc. ("PKS"), all of the Shares and all of the remaining shares of Common Stock then owned, directly or directly, by the Purchaser (collectively, the "KDG SPIN SHARES"). PKS shall immediately thereafter assign and transfer (the "DISTRIBUTION") all of the KDG Spin Shares to the holders of its Class D Diversified Group Convertible Exchangeable Common Stock, par value $.0625 per share (the "CLASS D HOLDERS").

          (c) Unless this Agreement is terminated in accordance with its terms, the closing of such sale and purchase (the "CLOSING") shall take place at 10:00 A.M., New York City time, on any business day following the satisfaction or waiver of all conditions set forth in Article VI and Article VII designated by the Purchaser (the "CLOSING DATE"), at the offices of the Company, or such other location as the Purchaser and the Company shall mutually select.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to the Purchaser that:

          3.1.  CORPORATE ORGANIZATION; VALIDITY OF SHARES

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the approvals specified in Section 7.4 of this Agreement, to consummate the transactions contemplated by this Agreement.

          (b) Upon issuance, sale and delivery as contemplated by this Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable shares of the Company, free of all preemptive or similar rights, and entitled to the rights therein described. Upon their issuance in accordance with the terms of the Series B Preferred Stock, the shares of Common Stock issuable upon conversion of the Shares will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company, free of all preemptive or similar rights.

          3.2. CORPORATE PROCEEDINGS, ETC.

          The Company has duly executed and delivered this Agreement, and subject to the receipt of the approvals specified in Section 7.4 of this Agreement, duly authorized the performance of this Agreement and the transaction and agreements contemplated hereby.
Except as set forth in Section 7.4 of this Agreement, no other corporate action (including stockholder approval) is necessary to authorize such execution, delivery and performance, and upon receipt of the approvals specified in Section
7.4 of this Agreement, upon execution and delivery by the Purchaser, this Agreement shall constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity.

          3.3.  CONSENTS AND APPROVALS

          The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transaction contemplated hereby do not require the Company to obtain any consent, approval or action of, or make any filing with or give any notice to, any corporation, person or firm or any public, governmental or judicial authority, which has not been obtained or will not be obtained before Closing.

          3.4.  PRIVATE OFFERING

          Neither the Company nor anyone acting on its behalf has sold or has offered any of the Shares for sale to, or solicited offers to buy from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than the Purchaser. Neither the Company nor anyone acting on its behalf shall offer the Shares for issue or sale to, or solicit any offer to acquire any of the same from, anyone so as to bring the issuance and sale of such Shares or shares of Common Stock issuable upon conversion of the Shares, or any part thereof, within the provisions of Section 5 of the Securities Act.

          3.5.  BROKERAGE

          There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Company and the Company agrees to indemnify and hold the Purchaser harmless against any costs or damages incurred as a result of any such claim.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          The Purchaser represents and warrants to the Company as follows:

          4.1.  INVESTMENT INTENT, ETC.

          (a) The Purchaser acknowledges that the Shares are being sold to it by the Company pursuant to an exemption from the registration requirements of the Securities Act. The Purchaser will transfer the Shares only in connection with the Distribution.

          (b) The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company as contemplated by this Agreement, and is able to bear the economic risk of such investment for an indefinite period of time. The Purchaser has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the purchase of the Shares contemplated hereby.

          4.2.  CORPORATE ORGANIZATION

          The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          4.3.  CORPORATE PROCEEDINGS, ETC.

          The Purchaser has authorized the execution, delivery and performance of this Agreement and the transaction and agreements contemplated hereby. No other corporate action (including stockholder approval) is necessary to authorize such execution, delivery and performance, and, upon execution and delivery by the Company, this Agreement shall constitute the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity.

          4.4.  CONSENTS AND APPROVALS

          The execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transaction contemplated hereby do not require the Purchaser to obtain any consent, approval or action of, or make any filing with or give any notice to, any corporation, person or firm or any public, governmental or judicial authority, which consent or approval has not been obtained, or will not be obtained before Closing, and which filing or notice has not been timely filed or will not be timely filed before Closing.

          4.5.  TITLE TO KDG SHARES

          The Purchaser now has, and on the Closing Date will have, valid and marketable title to the KDG Shares to be surrendered by the Purchaser, free and clear of any lien, claim, security interest or other encumbrance, including, without limitation, any restriction on transfer; and upon issuance and delivery of the Shares to the Purchaser by the Company, the Company will acquire good and marketable title to the KDG Shares, free and clear of any lien, claim, security interest or other encumbrance.

          4.6.  BROKERAGE

          There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Purchaser and the Purchaser agrees to indemnify and hold the Company harmless against any costs or damages incurred as a result of any such claim.

SECTION 5.  ADDITIONAL COVENANTS OF THE PARTIES

          5.1.  AUTHORIZATION OF ISSUANCE OF SHARES

          Subject to the receipt of the approvals set forth in Section 7.4 of this Agreement, the Company shall authorize the issuance and delivery of the Shares in accordance with the terms of this Agreement and, subject to the issuance and delivery of the Shares, the Company shall reserve for issuance shares of Common Stock initially issuable upon conversion of the Shares.

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          5.2.  VOTING BY THE PURCHASER

          (a) At the 1995 annual meeting of the stockholders of the Company (the "Annual Meeting"), which will consider an amendment to the Amended and Restated Certificate of Incorporation of the Company (the "Restated Certificate"), which amendment would increase the authorized number of shares of preferred stock that the Company has the authority to issue from one million to twenty five million shares (the "AMENDMENT PROPOSAL"), the Purchaser shall cast all votes that the Purchaser is entitled to cast as a stockholder of the Company or otherwise in favor of such proposal.

          (b) At the Annual Meeting, which will consider the approval of the issuance of the Shares to the Purchaser (the "DISTRIBUTION PROPOSAL"), the Purchaser shall cast all votes that the Purchaser is entitled to cast as a stockholder of the Company or otherwise in the same manner as a majority of the votes cast on the Distribution Proposal (excluding abstentions and broker non-votes) by holders of Common Stock other than the Purchaser.

          (c) At the Annual Meeting, which will consider amendments to the Restated Certificate to create a classified board of directors, prohibit stockholder action by written consent, require that special meetings of stockholders be called only by the Board of Directors of the Company or the Chairman of the Board, and require the affirmative vote of at least 66-2/3% of the outstanding shares of stock of the Company entitled to vote thereon to adopt, repeal, alter, amend or rescind the Restated By-laws of the Company, the Purchaser shall cast all votes that the Purchaser is entitled to cast as a stockholder of the Company or otherwise in favor of all such amendments, unless the Distribution Proposal has not been approved by the holders of Common Stock as provided in Section 5.2, in which case the Purchaser shall have no obligation with respect to such amendments.

          5.3.  RESALE OF SECURITIES

          (a) The Purchaser covenants that it will not sell or otherwise transfer the Shares (or any shares of Common Stock acquired upon conversion of the Shares) except in connection with the Distribution.

          (b) The certificates evidencing the Shares issued to the Class D Holders will bear the following legend:

          "The securities evidenced hereby are subject to (i) transfer restrictions set forth in the Securities Purchase Agreement (the "Agreement"), dated as of July 17, 1995 between Kiewit
          Diversified Group Inc. and the Corporation and in the Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series B Convertible Preferred Stock of MFS Communications Company, Inc. and (ii) an irrevocable proxy as to all matters other than the election of directors and matters as to which holders of the Series B Convertible Preferred Stock of MFS Communications Company, Inc. vote as a separate class given by Kiewit Diversified Group Inc. pursuant to the terms of the Agreement. A copy of the Agreement is available upon request of the Secretary of the Corporation."

          5.4.  VOTING AND IRREVOCABLE PROXY

          (a) At any annual or special meeting of stockholders of the Company, the Purchaser shall vote or cause to be voted the shares of Series B Preferred Stock beneficially owned by it on each matter other than (i) the election of directors and (ii) matters as to which holders of Series B Preferred Stock vote as a separate class, in proportion to the vote of all holders of Common Stock voting on such matter. For purposes of this Section 5.4(a), abstentions, broker non-votes and other failures to vote shall not be considered shares "voting on such matter."

          (b) In order to ensure that the shares of Series B Preferred Stock are voted in accordance with the provisions of Section 5.4(a), on the Closing Date the Purchaser shall deliver to the Company an irrevocable proxy coupled with an interest, substantially in the form of Exhibit B hereto (the "Irrevocable Proxy"). The Purchaser acknowledges that the Board of Directors of MFS and the stockholders of MFS will be relying on the provisions of this
Section 5.4 in approving the Distribution Proposal, and that the Irrevocable Proxy shall be deemed to be "coupled with an interest sufficient in law to support an irrevocable power" for purposes of Section 212(e) of the Delaware General Corporation Law.

          (c) It is the intent of the Company and the Purchaser that the Irrevocable Proxy shall be binding upon all successors and assigns of the Purchaser, including without limitation, PKS, all Class D Holders who receive any shares of Series D Preferred Stock in connection with the Distribution and any permitted transferee of such Class D Holder.

          5.5.  FURTHER ASSURANCE

          Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its

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reasonable efforts to fulfill or obtain the fulfillment of the conditions to the
Closing as promptly as practicable.

SECTION 6.  THE PURCHASER'S CLOSING CONDITIONS

          The obligation of the Purchaser to purchase and pay for the Shares on the Closing Date, as provided in Section 2 hereof, shall be subject to the performance by the Company of its agreements theretofore to be performed hereunder and to the satisfaction or waiver, prior thereto or concurrently therewith, of the following further conditions:

          6.1.  REPRESENTATIONS AND WARRANTIES

          The representations and warranties of the Company contained in this Agreement shall be true on and as of the Closing Date as though such warranties and representations were made at and as of such date, except as otherwise affected by the transactions contemplated hereby.

          6.2.  COMPLIANCE WITH AGREEMENT

          The Company shall have performed and complied with all agreements, covenants and conditions contained in this Agreement that are required to be performed or complied with by the Company prior to or on the Closing Date.

          6.3.  OFFICER'S CERTIFICATE

          The Purchaser shall have received a certificate, dated the Closing Date, signed by an executive officer of the Company, certifying that the conditions specified in the foregoing Sections 6.1 and 6.2 hereof have been fulfilled.

          6.4.  INJUNCTION

          There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

          6.5.  REVENUE RULING

          The ruling received by PKS from the Internal Revenue Service to the effect that the Distribution shall be a tax-free

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distribution within the meaning of Section 355 of the Internal Revenue Code of
1986, as amended (the "CODE") shall remain in full force and effect.

          6.6.  CORPORATE APPROVALS

          The Board of Directors of the Purchaser shall have approved the authorization, execution, delivery and performance of this Agreement and the transaction contemplated by this Agreement. The Board of Directors of PKS shall have approved the Distribution; provided, that in the event the Board of Directors of PKS shall have approved the Distribution at any time prior to the Closing Date, it shall be entitled to abandon the Distribution at any time prior to the Closing Date for any reason. In the event of any such abandonment, this Agreement shall be terminated without any liability on the part of either party hereto.

SECTION 7.  COMPANY CLOSING CONDITIONS

          The obligation of the Company to issue and deliver the Shares on the Closing Date, as provided in Section 2 hereof, shall be subject to the performance by the Purchaser of its agreements theretofore to be performed hereunder and to the satisfaction or waiver, prior thereto or concurrently therewith, of the following further conditions:

          7.1.  REPRESENTATIONS AND WARRANTIES

          The representations and warranties of the Purchaser contained in this Agreement shall be true on and as of the Closing Date as though such warranties and representations were made at and as of such date, except as otherwise affected by the transactions contemplated hereby.

          7.2.  COMPLIANCE WITH AGREEMENT

          The Purchaser shall have performed and complied with all agreements, covenants and conditions contained in this Agreement that are required to be performed or complied with by it prior to or on the Closing Date.

          7.3.  THE PURCHASER'S CERTIFICATE

          The Company shall have received a certificate from the Purchaser, dated the Closing Date, signed by an executive officer of the Purchaser, certifying that the conditions specified in the foregoing Sections 7.1 and 7.2 hereof have been fulfilled.

          7.4.  CORPORATE APPROVALS

          (a) The stockholders of the Company shall have approved the Amendment Proposal.

          (b) A majority of the holders of Common Stock other than the Purchaser present in person or by proxy at a stockholders' meeting voting on the Distribution Proposal (excluding abstentions and broker non-votes) shall have approved the Distribution Proposal, and the Purchaser shall have voted all shares of Common Stock beneficially owned by it in accordance with the vote of such majority to approve such issuance.

          7.5.  INJUNCTION

          There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

          7.6.  DISTRIBUTION

          The Company shall have received notice from the Purchaser and PKS to the effect that the Purchaser and PKS have declared the dividends associated with the Distribution, and that there are no conditions to the consummation of either of the foregoing.

SECTION 8.  INTERPRETATION OF THIS AGREEMENT

          8.1.  TERMS DEFINED

          As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

          AMENDMENT PROPOSAL:  shall have the meaning set forth in Section
5.2(a).

          BUSINESS DAY: shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

          CERTIFICATE OF DESIGNATION:  shall have the meaning set forth in
Section 1.

          CLASS D HOLDERS:  shall have the meaning set forth in Section 2.1(b).

          CLOSING:  shall have the meaning set forth in Section 2.1(b).

          CLOSING DATE:  shall have the meaning set forth in Section 2.1(b).

          CODE:  shall have the meaning set forth in Section 6.5.

          COMMON STOCK:  shall have the meaning set forth in Section 2.1(a).

          DISTRIBUTION:  shall have the meaning set forth in Section 2.1(b).

          DISTRIBUTION PROPOSAL: shall have the meaning set forth in Section 5.2(b).

          KDG SHARES:  shall have the meaning set forth in Section 2.1(a).

          KDG SPIN SHARES:  shall have the meaning set forth in Section 2.1(b).

          PERSON: shall mean an individual, partnership, joint-stock company, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

          PKS:  shall have the meaning set forth in Section 2.1(b).

          SECURITIES ACT:  shall mean the Securities Act of 1933, as amended.

          SERIES B PREFERRED STOCK:  shall have the meaning set forth in Section
1.

          SHARES:  shall have the meaning set forth in Section 2.1(a).

          8.2.  GOVERNING LAW

          This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

          8.3.  SECTION HEADINGS

          The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

SECTION 9.  MISCELLANEOUS

          9.1.  NOTICES

          (a) All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by registered mail or certified mail, postage prepaid:

          (1) if to the Purchaser, at 1000 Kiewit Plaza, Omaha, Nebraska, 68131, marked for attention of Matthew Johnson, Esq., or at such other address as the Purchaser may have furnished to the Company in writing pursuant to the terms of this Section 9, or

          (2) If to the Company, 3555 Farnam Street, Suite 200, Omaha, Nebraska, 68131, marked for the attention of Terrence J. Ferguson, Esq., or at such other address as the Company may have furnished to the Purchaser in writing pursuant to the terms of this Section 9.

          (b) Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; if mailed by courier, on the first Business Day following the date of such mailing; and if mailed by registered or certified mail, on the third Business Day after the date of such mailing.

          9.2.  EXPENSES AND TAXES

          The parties to this Agreement agree that whether or not the transaction contemplated by this Agreement is consummated, all costs and expenses incurred in connection with this Agreement and the transaction contemplated by this Agreement shall be paid by the party incurring such expenses.

          9.3.  TERMINATION AND SURVIVAL

          Unless the Closing has occurred prior thereto, this Agreement and, except as herein provided, all the rights of the parties hereto, shall terminate on March 31, 1996 (unless such date is extended by mutual written consent). All warranties, representations, and covenants made by the Purchaser and the Company herein or in any certificate or other instrument delivered by the Purchaser or the Company under this Agreement shall be considered to have been relied upon by the Company or the Purchaser, as the case may be, and shall survive the delivery to the Purchaser of the Shares, or payment to the Company for such Shares, regardless of any investigation made by the Company or the Purchaser, as the case may be, or on the Company's or the Purchaser's behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by the Company or the Purchaser, as the case may be, hereunder.

          9.4.  SUCCESSORS AND ASSIGNS; THIRD PARTY BENEFICIARIES.

          This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any other person any rights or remedies hereunder and shall be binding upon and inure to the benefit solely of each party hereto, and their respective successors and assigns; and shall not be assigned by operation of law or otherwise. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party hereto without the prior written consent of the other party hereto.

          9.5.  ENTIRE AGREEMENT; AMENDMENT AND WAIVER.

          This Agreement together with the Schedules hereto constitute the entire understandings of the parties hereto and supersede all prior agreements or understandings with respect to the subject matter hereof among such parties. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.

          9.6.  COUNTERPARTS

          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.


                              Very truly yours,

                              MFS COMMUNICATIONS COMPANY, INC.


                              By:
                                   ------------------------------
                                   Name:
                                   Title:


Accepted and agreed to as of
the date first above written.

KIEWIT DIVERSIFIED GROUP INC.


By:
     ---------------------------
     Name:
     Title:

                                                                       EXHIBIT B
                                                                       ---------

                    IRREVOCABLE PROXY COUPLED WITH AN INTEREST


          KNOW ALL MEN BY THESE PRESENTS, that the undersigned, a stockholder of MFS Communications Company, Inc., a Delaware corporation, ("MFS"), holding 15,000,000 shares of Series B Convertible Preferred Stock of MFS, $0.01 par value per share (herein called the "Stock"), does hereby make, constitute and appoint the Secretary or any Assistant Secretary of MFS from time to time, the true and lawful attorneys-in-fact and proxies of the undersigned for and in its name, place and stead to attend all meetings of the stockholders of MFS, to receive notices thereof and to vote any and all shares of the Stock at all times standing in the name of the undersigned at all meetings of the stockholders or any adjournment or adjournments thereof on any matter other than the election of directors, and to exercise all consensual or other voting rights with respect to such shares of Stock on any matter other than the election of directors and matters as to which holders of the Stock vote as a separate class, in each case in the manner provided in Section 5.4(a) of the Securities Purchase Agreement dated as of July 17, 1995 between the undersigned and the Company. This proxy is given to secure the obligations set forth therein and is coupled with an interest and is irrevocable, for the period from the date hereof until the date on which all shares of Stock shall have been redeemed by MFS. The undersigned hereby ratifies and confirms all that the said proxies may lawfully do or cause to be done by virtue hereof. This proxy shall be binding on any and all successors or transferees of the undersigned.

          GIVEN AT Omaha, Nebraska this      day of      1995.
                                        ----        ----

                              KIEWIT DIVERSIFIED GROUP INC.


                              By:
                                 ------------------------------------
                                 Name:
                                 Title: